Exhibit 10.9

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2018 by and among:

1.	Jinxin Technology Holding Company, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”);

2.	Namibox Technology Limited, a business company incorporated and existing under the laws of the British Virgin Islands (the “BVI Company”);

3.	Namibox Limited, a company organized and existing under the laws of Hong Kong (the “HK Co.”);

4.	上海米盒信息技术有限公司, a wholly foreign owned enterprise organized and existing under the laws of the People’s Republic of China (the “PRC”) (the “WFOE”);

5.	上海进馨网络科技有限公司, a limited liability company organized and existing under the laws of the PRC (“Domestic Co.”);

6.	Jin Xu (徐进), holding Chinese ID Card No. ***, as set forth in Schedule A-1 attached hereto (the “Founder”);

7.	Each of the entities and the person as set forth in Schedule A-2 attached hereto (collectively, the “Ordinary Shareholders”, and each an “Ordinary Shareholder”);

8.	Each of the entities as set forth in Schedule A-3 attached hereto (collectively, the “Series Seed Preferred Shareholders”, and each a “Series Seed Preferred Shareholder”);

9.	Each of the entities as set forth in Schedule A-4 attached hereto (collectively, the “Series Angel Preferred Shareholders”, and each a “Series Angel Preferred Shareholder”);

10.	Each of the entities as set forth in Schedule A-5 attached hereto (collectively, the “Series Pre-A Preferred Shareholders”, and each a “Series Pre-A Preferred Shareholder”);

11.	Each of the entities as set forth in Schedule A-6 attached hereto (collectively, the “Series A Preferred Shareholders”, and each a “Series A Preferred Shareholder”);

12.	Each of the entities as set forth in Schedule A-7 attached hereto (collectively, the “Series A+ Preferred Shareholders”, and each a “Series A+ Preferred Shareholder”);

13.	Each of the entities as set forth in Schedule A-8 attached hereto (collectively, the “Series B Preferred Shareholders”, and each a “Series B Preferred Shareholder”);

14.	Each of the entities as set forth in Schedule A-9 attached hereto (collectively, the “Series C Preferred Shareholders” or “Investors”, and each a “Series C Preferred Shareholder” or “Investor”); and

15.	Jun Jiang (蒋军), holding Chinese ID Card No. ***.

The Company, the HK Co., the WFOE and the Domestic Co. are referred to collectively herein as the “Group Companies”, and each a “Group Company”. The WFOE and the Domestic Co. are referred to collectively herein as the “PRC Companies”, and each a “PRC Company”. The Series C Preferred Shareholders, the Series B Preferred Shareholders, the Series A+ Preferred Shareholders, the Series A Preferred Shareholders, Series Pre-A Preferred Shareholders, the Series Angel Preferred Shareholders and the Series Seed Preferred Shareholders are referred to collectively herein as the “Preferred Shareholders” and each a “Preferred Shareholder”. The Series C Preferred Shareholders, the Series B Preferred Shareholders, the Series A+ Preferred Shareholders, the Series A Preferred Shareholders, the Series Pre-A Preferred Shareholders, the Series Angel Preferred Shareholders, the Series Seed Preferred Shareholders, Jun Jiang and BVI Company are referred to collectively herein as the “Shareholders” and each a “Shareholder”.

RECITALS

A. The Company, the BVI Company, the HK Co., the WFOE, the Domestic Co., the Founder, the Series C Preferred Shareholders have entered into a Series C Preferred Share Purchase Agreement dated September 26, 2018 (the “Series C Share Purchase Agreement”), under which, among other things, the Company shall issue and allot an aggregate of 92,685,186 Series C redeemable and convertible preferred shares, par value US$0.00001428571428 per share (the “Series C Preferred Shares”) to the Series C Preferred Shareholders. The Series C Preferred Shares, the Series B Preferred Shares (as defined in the Series C Share Purchase Agreement), the Series A+ Preferred Shares (as defined in the Series C Share Purchase Agreement), the Series A Preferred Shares (as defined in the Series C Share Purchase Agreement), the Series Pre-A Preferred Shares (as defined in the Series C Share Purchase Agreement), the Series Angel Preferred Shares (as defined in the Series C Share Purchase Agreement) and the Series Seed Preferred Shares (as defined in the Series C Share Purchase Agreement) are referred to collectively herein as the “Preferred Shares” and each a “Preferred Share”.

B. In connection with the consummation of the transactions contemplated by the Series C Share Purchase Agreement, the parties hereto (the “Parties”) desire to enter into this Agreement, the Third Amended and Restated Restricted Share Agreement (as defined in the Series C Share Purchase Agreement) and the Ancillary Agreements (as defined in the Series C Share Purchase Agreement) for the governance, management and operations of the Group Companies and for the rights and obligations among the Shareholders and the Company.

C. The Series C Share Purchase Agreement provides that the execution and delivery of this Agreement by the Parties shall be a condition precedent to the consummation of the transactions contemplated under the Series C Share Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. INFORMATION RIGHTS; BOARD REPRESENTATION.

1.1. Information and Inspection Rights.

(a) Information Rights. Each of the Group Companies covenants and agrees that, commencing on the date of this Agreement, for so long as a Preferred Shareholder holds any Preferred Share or any Ordinary Share (as defined in the Series C Share Purchase Agreement) issuable upon conversion thereof, the Group Companies shall deliver, to such Preferred Shareholder:

(i) audited annual consolidated financial statements, within thirty (30) days after the end of each fiscal year, prepared in conformance with the U.S. generally accepted accounting principles (“US GAAP”), the International Financial Reporting Standards (“IFRS”) and audited by the accounting firms acceptable to the Lead Investor (as defined below), or, if approved by the Lead Investor, management accounts within such thirty (30) day period;

(ii) unaudited quarterly consolidated financial statements and management accounts, within thirty (30) days after the end of each calendar quarter, prepared in conformance with the US GAAP or IFRS;

(iii) operating data (including the number of users and active users, engagement status, purchase orders/income categorized by SKU and cohort analysis) within thirty (30) days after the end of each calendar quarter;

(iv) an annual capital expenditure and operations budget of the Group Companies for the following fiscal year, within thirty (30) days prior to the end of each fiscal year; and

(v) promptly upon the written request by any Preferred Shareholder, for so long as such Preferred Shareholder holds any Preferred Share or any Ordinary Share issuable upon conversion thereof, such other information as such Preferred Shareholder shall reasonably request from time to time, including, without limitation, the most recent version of the investment agreements, documents relating to subsequent financing or company management, and a copy of the official articles of association or other constitutional documents of the Group Companies (the above rights, collectively, the “Information Rights”). All financial statements to be provided to the Preferred Shareholders pursuant to this Section 1.1(a) shall include an income statement, a balance sheet, a cash flow statement for the relevant period as well as for the fiscal year to-date and the analysis comparing the actual fiscal results to the annual budget and shall be prepared in conformance with the US GAAP or IFRS.

(b) Inspection Rights. Each of the Group Companies further covenants and agrees that, commencing on the date of this Agreement, for so long as a Preferred Shareholder holds any Preferred Share or Ordinary Share issuable upon conversion thereof, each Preferred Shareholder shall have (i) the right to inspect facilities, records and books of the Group Companies at any time during regular working hours upon reasonable prior notice to the Group Companies, (ii) the right to discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants, legal counsel, financial advisors, and investment bankers, and (iii) the right to appoint independent auditor to examine the accounts of the Group Companies (the auditing expense shall be borne by the Group Companies) (the “Inspection Rights”).

(c) Termination of Rights. The Information Rights and Inspection Rights shall terminate upon the closing of a firm commitment underwritten public offering of the Ordinary Shares (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective registration statement under the United States Securities Act of 1933, as amended(the “Securities Act”), with an offering price per share (net of underwriting commissions and expenses) that reflects the valuation of the Company immediately prior to such offering of at least USD375,000,000 and that results in gross proceeds to the Company of at least USD93,750,000, or in a public offering of the Ordinary Shares in the Hong Kong Special Administrative Region of the PRC (“Hong Kong SAR”) or any other jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange approved by the Board (as defined below), which shall always include the approval of all of the Series A Directors (as defined below) and Wu Capital Director (as defined below), so long as the offering price per share (net of underwriting commissions and expenses) satisfies the foregoing pre-offering valuation and gross proceeds requirements, in each case, unless such requirements are waived by the Board (which shall always include the affirmative votes of both of the Series A Directors and Wu Capital Director) (a “Qualified IPO”).

1.2. Board of Directors. The Fifth Amended and Restated Memorandum and Articles of Association of the Company (the “Fifth Restated Articles”) shall provide that the board of directors of the Company (the “Board”) shall consist of seven (7) members, which number of members shall not be changed except pursuant to an amendment to the Fifth Restated Articles.

(a) Effective from the date hereof,

(i) China Broadband Capital Partners III, L.P. (“CBC”) shall be entitled to appoint one (1) director (the “CBC Director”);

(ii) Gifted Ventures II Limited (“Shunwei”) shall be entitled to appoint one (1) director (the “Shunwei Director”, together with CBC Director, the “Series A Directors”);

(iii) Wu Capital Limited (“Wu Capital” or “Lead Investor”) shall be entitled to appoint one (1) director (the “Wu Capital Director”); and

(iv) The holders of more than fifty percent (50%) of the outstanding Ordinary Shares shall be entitled to appoint four (4) directors (collectively, the “Ordinary Directors”, and each an “Ordinary Director”). One of the Ordinary Directors, initially being Jin Xu (徐进), shall be the Chairman (as defined in the Fifth Restated Articles) of the Board. Each of the Ordinary Directors shall have one (1) vote; provided, however, if only three (3) Ordinary Directors (including the Chairman) are elected to the Board and the other one (1) Ordinary Director seat is vacant, the Chairman shall have two (2) votes at any Board meeting.

(b) With respect to each election of directors of the Board, each holder of voting securities of the Company shall vote at each meeting of shareholders of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (i) to keep the authorized size of the Board at no more than seven (7)directors, (ii) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Section 1.2(a), and (iii) against any nominees not designated pursuant to Section 1.2(a). Any director designated pursuant to Section 1.2(a) may be removed from the Board, either for or without cause, only upon the vote or written consent of the Person or group of Persons (as defined below) then entitled to designate such director pursuant to Section 1.2(a), and the Parties agree not to seek, vote for or otherwise effect the removal of any such director without such vote or written consent. Any Person or group of Persons then entitled to designate any individual to be elected as a director on the Board shall have the exclusive right at any time or from time to time to remove any such director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any director occupying such position or any other vacancy therein, and each other Party agrees to cooperate with such Person or group of Persons in connection with the exercise of such right. Each holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company at a meeting of the members of the Company (and given written consents in lieu thereof) in support of the foregoing.

(c) Subject to the provisions of the Fifth Restated Articles, the directors may regulate their proceedings as they think fit, provided, however, that board meetings shall be held at least once every three (3) months unless the Board otherwise approves (so long as such approval includes the approval of both of the Series A Directors and Wu Capital Director) and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all directors entitled to receive notice of the meeting at least five (5) days before the meeting and a copy of the minutes of the meeting shall be sent to such directors promptly following such meeting. A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than a majority of the total number of directors, which directors in each case shall include both of the Series A Directors and Wu Capital Director. The Company shall reimburse the directors for all reasonable out-of-pocket (travel and lodging) expenses incurred in connection with attending any meetings of the Board and any committee thereof.

1.3. The HK Co. and PRC Companies. Each of the HK Co. and PRC Companies shall, at all times, have the same number of directors as the Company, and each of CBC, Shunwei and Wu Capital shall be entitled to appoint directors to serve on the board of directors of the HK Co. and the PRC Companies in the same proportion as it is entitled to appoint to the Board, and the Company shall take all necessary actions that are reasonable to ensure that the director appointed by each of CBC, Shunwei and Wu Capital shall serve on any such board of directors and shall not be removed without the prior written consent of each of CBC, Shunwei and Wu Capital, as applicable.

1.4. D&O Insurance; Indemnification. At such time after the closing of an initial public offering of the Company, as may be requested by any Series A Director or Wu Capital Director, the Company shall purchase, and thereafter shall maintain, directors’ and officers’ liability insurance on terms and with policy amounts approved by the Board, which shall always include at least the Series A Directors and Wu Capital Director, in relation to any Person who is or was a director or an officer of the Company, against any liability asserted against the Person and incurred by the Person in that capacity, except to the extent otherwise agreed by the Board, which shall always include at least the Series A Directors and Wu Capital Director. To the maximum extent permitted by the law of the jurisdiction in which the Company is organized, the Company shall indemnify and hold harmless the Series A Directors and Wu Capital Director and shall comply with the terms of the indemnification agreements with the Series A Directors and Wu Capital Director, respectively.

1.5. No Liability for Board Designees. No Shareholder, nor any Affiliate of any Shareholder, shall have any liability as a result of designating a Person for election as a director for any act or omission by such designated Person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6. Observer. Each of Rockbridge Angel Investments Limited and Pearson Education Asia Limited shall have the right, but not the obligation, to designate one representative respectively to attend meetings of the Board as an observer, and the Company shall give each observer copies of all notices, minutes, consents and other materials that the Company may provide to the directors from time to time (whether before, during or after the meetings of the Board) in each case at the same time and in the same manner as and when the same are provided to the directors, provided that such observer agrees in writing to keep all information obtained in such observation process strictly confidential and not to use such information for any purpose other than reporting to the party by which such observer is designated.

2. REGISTRATION RIGHTS.

2.1. Applicability of Rights. The terms of Section 2 are drafted primarily in contemplation of an offering of securities in the United States of America. The Parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the United States of America where registration rights have significance or that the Company might effect an offering in the United States of America in the form of American depositary receipts or American depositary shares. Accordingly:

(a) it is their intention that, whenever this Agreement refers to a law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question; and

(b) if the Company intends to list its securities outside the United States of America, it is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Ordinary Shares unless arrangements have been made reasonably satisfactory to all of the holders of at least fifty percent (50%) of the then outstanding Series C Preferred Shares (or Ordinary Shares issued upon conversion thereof), the holders of at least fifty percent (50%) of the then outstanding Series B Preferred Shares (or Ordinary Shares issued upon conversion thereof) and the holders of at least fifty percent (50%) of the then outstanding Series A+ Preferred Shares (or Ordinary Shares issued upon conversion thereof), to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders (as defined below) will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.

2.2. Definitions. For purposes of this Section 2:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b) Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any issued and outstanding shares of Preferred Shares, (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares described in clause (1) of this subsection (b), and (3) any other Ordinary Shares of the Company owned or hereafter acquired by the holders of Preferred Shares. Notwithstanding the foregoing, Registrable Securities shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not validly assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act without volume restrictions or analogous rules of another jurisdiction.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d) Holder. For purposes of this Section 2, the term “Holder” means any Person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e) Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for all the Holders, “blue sky” fees and expenses, fees and expenses charged by share registrar and depository agent and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 hereof.

(i) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

2.3. Demand Registration.

(a) Request by Holders. If the Company shall, at any time after the earlier of (i) the third (3rd) anniversary of the date of this Agreement or (ii) six (6) months following the effectiveness of a registration statement for a Qualified IPO, receive a written request from any Holders of the Registrable Securities then Outstanding that the Company file a registration statement under the Securities Act covering the registration of the Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a). The Company shall be obligated to effect no more than two (2) registrations pursuant to this Section 2.3. For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction. In addition, “Form F-3” shall be deemed to refer to Form S-3 or any comparable form under the U.S. securities laws in the condition that the Company is not at that time eligible to use Form F-3.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then Outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further that at least fifty percent (50%) of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

2.4. Piggyback Registration.

(a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. No Holder of Registrable Securities shall be granted piggyback registration rights superior to those of the Holders of the Series C Preferred Shares without the consent in writing of the Holders of at least ninety percent (90%) of the then outstanding Series C Preferred Shares or then outstanding Ordinary Shares issued upon conversion of the Series C Preferred Shares or a combination of such Series C Preferred Shares and Ordinary Shares.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.13, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5. Form F-3. In case the Company shall receive from any Holder a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such sixty (60) day period;

(iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected three (3) registrations under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4 (a); or

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6. Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then Outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) a copy of the opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.8. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling Person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no Person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10. No Registration Rights to Third Parties. Without the prior written consent of the holders of at least fifty percent (50%) of Preferred Shares then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.11. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

2.12. Market Stand-Off. Each party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such initial public offering as may be requested by the underwriters, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto. The Company shall use its best efforts to take all steps to shorten such lock-up period. The foregoing provision of this Section 2.12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all other shareholders of the Company enter into similar agreements, and if the Company or any underwriter releases any other shareholder from his, her or its sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.12.

2.13. Termination. The registration rights in this Section 2 shall terminate upon the earlier of (i) the fifth (5th) anniversary of a Qualified IPO and (ii) with respect to shares held by a Holder when such Holder together with its Affiliates can sell all of its Registrable Securities in reliance of Rule 144 without transfer restrictions.

3. RIGHT OF PARTICIPATION.

3.1. General. Each of the Series C Preferred Shareholders, Series B Preferred Shareholders, Series A+ Preferred Shareholders, Series A Preferred Shareholders, Series Pre-A Preferred Shareholders and Series Angel Preferred Shareholders, including each holder of Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares, Series Pre-A Preferred Shares and Series Angel Preferred Shares to which rights under this Section 3 have been duly assigned in accordance with Section 5 (hereinafter referred to as a “Participation Rights Holder”), shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2. Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares then outstanding (calculated on a fully-diluted and as-converted basis) immediately prior to the issuance of the New Securities giving rise to the Right of Participation.

3.3. New Securities. “New Securities” shall mean any preferred shares, Ordinary Shares or other voting shares of the Company and rights, options or warrants to purchase such preferred shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such preferred shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) any Preferred Shares issued under the Series C Share Purchase Agreement, as such agreement may be amended and any Ordinary Shares issued pursuant to the conversion thereof;

(b) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(c) any securities issued upon exercise, conversion or exchange of any security or options that were issued as of the date hereof;

(d) any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans as approved by the Board, which shall always include the affirmative votes of all of the Series A Directors and Wu Capital Director; or

(e) any securities issued pursuant to a Qualified IPO.

3.4. Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have thirty (30) business days from the date of receipt of any such First Participation Notice (the “First Participation Period”) to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such thirty (30) business days period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with Section 3.4(a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who exercised their Right of Participation (the “Right Participants”, and each a “Right Participant”) in accordance with Section 3.4(a) above. Each Right Participant, other than a Participating Rights Holder who fails or declines to exercise its Right of Participation in accordance with Section 3.4(a) above, shall have five (5) business days from the date of receipt of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants.

(c) Each Right Participant shall be obligated to buy such number of New Securities in accordance with the terms of Section 3.4 and the Company shall so notify the Right Participants within twenty (20) business days following the date of the Second Participation Notice. The transaction in connection with the New Securities shall be consummated within forty-five (45) days after the expiration of the Second Participation Period.

3.5. Failure to Exercise. Upon the expiration of the Second Participation Period, the Company shall have one hundred and twenty days (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to any remaining New Securities) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice, provided that the prospective purchaser of such New Securities shall comply with this Agreement and the Fifth Restated Articles, as maybe amended from time to time, to the fullest extent. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty days (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6. Termination. The Right of Participation for each Participation Rights Holder shall terminate upon the closing of a Qualified IPO.

4. TRANSFER RESTRICTIONS; RIGHT OF FIRST REFUSAL; CO-SALE RIGHTS.

4.1. Certain Definitions. For purposes of this Agreement, the “ROFR Shares” mean (i) the Company’s outstanding Ordinary Shares, (ii) the Ordinary Shares issued or issuable upon exercise of outstanding options or warrants, and (iii) the Ordinary Shares issued or issuable upon conversion of any outstanding convertible securities (other than the Preferred Shares); the “ROFR Rights Holder” means each of the Series C Preferred Shareholders, Series B Preferred Shareholders, Series A+ Preferred Shareholders, the Series A Preferred Shareholders, the Series Pre-A Preferred Shareholders and the Series Angel Preferred Shareholders; and the “ROFR Shareholder” means any holder of Ordinary Shares, other than the holder of Ordinary Shares issued or issuable upon conversion of the Company’s outstanding Preferred Shares.

4.2. Right of First Refusal. Subject to Section 4.5 of this Agreement, if any ROFR Shareholder of the Company proposes to directly or indirectly sell, assign, pledge, hypothecate, transfer, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to all or any part of any interest (the “Transfer”) in any ROFR Shares held by or issuable to it (the “Selling Shareholder”), then such Selling Shareholder shall promptly give written notice (the “First Transfer Notice”) to the Company and each ROFR Rights Holder prior to such Transfer. The First Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of ROFR Shares (or securities convertible into or exercisable for ROFR Shares) to be sold or transferred (the “Offered Shares”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. For the avoidance of doubt, (i) the Preferred Shares and any Ordinary Shares issuable upon conversion thereof shall not be subject to the restrictions on Transfer set forth in this Section 4, and (ii) any Ordinary Shares held by Wu Capital shall not be subject to the restrictions on Transfer set forth in this Section 4.

4.3.

(a) Option of the Series C Preferred Shareholders

(i) Each of the Series C Preferred Shareholders shall have an option for a period of thirty (30) days following receipt of the First Transfer Notice (the “Series C First Refusal Period”) to elect to purchase all or a portion of the Offered Shares, at the same price and subject to the same terms and conditions as described in the First Transfer Notice (the “Series C Preferred Shareholder’s Right of First Refusal”). Each of the Series C Preferred Shareholders may exercise the Series C Preferred Shareholder’s Right of First Refusal and purchase all or any portion of the Offered Shares by notifying the Selling Shareholder, the Company and each other Preferred Shareholder in writing (the “Series C First Refusal Notice”) before expiration of Series C First Refusal Period as to the number of shares that it wishes to purchase. The Series C First Refusal Notice shall set forth the number of Offered Shares that such Series C Preferred Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such Series C Preferred Shareholder.

(ii) In the event any of the Series C Preferred Shareholders elects not to purchase its First Refusal Allotment of the Offered Shares available under Section 4.3(a)(i) within the Series C First Refusal Period, then the Selling Shareholder shall promptly give written notice (the “Series C Overallotment Notice”) to each of the Series C Preferred Shareholders that has elected to purchase all of its First Refusal Allotment of the Offered Shares (each a “Fully Participating Series C Preferred Shareholder”), which notice shall set forth the number of remaining Offered Shares not purchased by the other Series C Preferred Shareholders (“Series C Overallotment Shares”), and shall offer the Fully Participating Series C Preferred Shareholders the right to acquire its First Refusal Allotment of the Series C Overallotment Shares. Each Fully Participating Series C Preferred Shareholder shall have ten (10) days after delivery of the Series C Overallotment Notice (the “Series C Overallotment Period”) to deliver a written notice to the Selling Shareholder (the “Participating Series C Overallotment Notice”) of its election to purchase its First Refusal Allotment of the Series C Overallotment Shares on the same terms and conditions as set forth in the First Transfer Notice, which such Participating Series C Overallotment Notice shall also indicate the maximum number of the Series C Overallotment Shares that such Fully Participating Series C Preferred Shareholder will purchase in the event that any other Fully Participating Series C Preferred Shareholder elects not to purchase its First Refusal Allotment of the Series C Overallotment Shares.

(b) Option of the Series B Preferred Shareholders

(i) If the Series C Preferred Shareholders do not timely elect to purchase all of the Series C Overallotment Shares pursuant to Section 4.3(a), then the Selling Shareholder shall deliver to the Series B Preferred Shareholders, a written notice (the “Second Transfer Notice”) thereof within ten (10) business days after the earlier of (A) the expiration of the Series C Overallotment Notice, or (B) the time when the Selling Shareholder has received the Participating Series C Overallotment Notice, specifying the number of Offered Shares not purchased by the Series C Preferred Shareholders, if any (the “Series B Remaining Offered Shares”). Within ten (10) business days after the receipt of the Second Transfer Notice (the “Series B First Refusal Period”), the Series B Preferred Shareholders shall have the right to purchase all or any part of the Series B Remaining Offered Shares on the terms and conditions set forth in the First Transfer Notice. In order to exercise its right hereunder, each of the Series B Preferred Shareholder must deliver written notice to Selling Shareholder (the “Series B First Refusal Notice”) within the Series B First Refusal Period. The Series B First Refusal Notice shall set forth the number of Series B Remaining Offered Shares that such Series B Preferred Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment of such Series B Preferred Shareholder.

(ii) In the event any of the Series B Preferred Shareholders elects not to purchase its First Refusal Allotment of the Series B Remaining Offered Shares available under Section 4.3(b)(i) within the Series B First Refusal Period, then the Selling Shareholder shall promptly give written notice (the “Series B Overallotment Notice”) to each of the participating Series B Preferred Shareholders that has elected to purchase all of its First Refusal Allotment of the Series B Remaining Offered Shares (each a “Fully Participating Series B Preferred Shareholder”), which notice shall set forth the number of Series B Remaining Offered Shares not purchased by the other Series B Preferred Shareholders (“Series B Overallotment Shares”), and shall offer the Fully Participating Series B Preferred Shareholders the right to acquire its First Refusal Allotment of the Series B Overallotment Shares. Each Fully Participating Series B Preferred Shareholder shall have ten (10) days after delivery of the Series B Overallotment Notice (the “Series B Overallotment Period”) to deliver a written notice to the Selling Shareholder (the “Participating Series B Overallotment Notice”) of its election to purchase its First Refusal Allotment of the Series B Overallotment Shares on the same terms and conditions as set forth in the Second Transfer Notice, which such Participating Series B Overallotment Notice shall also indicate the maximum number of the Series B Overallotment Shares that such Fully Participating Series B Preferred Shareholder will purchase in the event that any other Fully Participating Series B Preferred Shareholder elects not to purchase its First Refusal Allotment of the Series B Overallotment Shares.

(c) Option of the Series A+ Preferred Shareholders and Series A Preferred Shareholders.

(i) If the Series B Preferred Shareholders do not timely elect to purchase all of the Series B Overallotment Shares pursuant to Section 4.3(b), then the Selling Shareholder shall deliver to the Series A Preferred Shareholders and Series A+ Preferred Shareholders, a written notice (the “Third Transfer Notice”) thereof within ten (10) business days after the earlier of (A) the expiration of the Series B Overallotment Notice, or (B) the time when the Selling Shareholder has received the Participating Series B Overallotment Notice, specifying the number of Offered Shares not purchased by the Series B Preferred Shareholders, if any (the “Series A Remaining Offered Shares”). Within ten (10) business days after the receipt of the Third Transfer Notice (the “Series A First Refusal Period”), the Series A+ Preferred Shareholders and Series A Preferred Shareholders shall have the right to purchase all or any part of the Series A Remaining Offered Shares on the terms and conditions set forth in the First Transfer Notice. In order to exercise its right hereunder, each of the Series A+ and Series A Preferred Shareholders must deliver written notice to Selling Shareholder (the “Series A First Refusal Notice”) within the Series A First Refusal Period. The Series A First Refusal Notice shall set forth the number of Series A Remaining Offered Shares that such Series A+ Preferred Shareholder or Series A Preferred Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment of such Series A+ Preferred Shareholder or Series A Preferred Shareholder.

(ii) In the event any Series A+ Preferred Shareholder or Series A Preferred Shareholder elects not to purchase its First Refusal Allotment of the Series A Remaining Offered Shares available under Section 4.3(c)(i) within the Series A First Refusal Period, then the Selling Shareholder shall promptly give written notice (the “Series A Overallotment Notice”) to each participating Series A+ Preferred Shareholder and/or Series A Preferred Shareholder that has elected to purchase all of its First Refusal Allotment of the Series A Remaining Offered Shares (each a “Fully Participating Series A Preferred Shareholder”), which notice shall set forth the number of Series A Remaining Offered Shares not purchased by the other Series A+ Preferred Shareholder and/or Series A Preferred Shareholder (“Series A Overallotment Shares”), and shall offer the Fully Participating Series A Preferred Shareholders the right to acquire the Series A Overallotment Shares. Each Fully Participating Series A Preferred Shareholder shall have ten (10) days after delivery of the Series A Overallotment Notice (the “Series A Overallotment Period”) to deliver a written notice to the Selling Shareholder (the “Participating Series A Overallotment Notice”) of its election to purchase its First Refusal Allotment of the Series A Overallotment Shares on the same terms and conditions as set forth in the Third Transfer Notice, which such Participating Series A Overallotment Notice shall also indicate the maximum number of the Series A Overallotment Shares that such Fully Participating Series A Preferred Shareholder will purchase in the event that any other Fully Participating Series A Preferred Shareholder elects not to purchase its First Refusal Allotment of the Series A Overallotment Shares.

(d) Option of the Series Pre-A Preferred Shareholders.

(i) If the Series A+ Preferred Shareholders and Series A Preferred Shareholders do not timely elect to purchase all of the Series A Overallotment Shares pursuant to Section 4.3(c), then the Selling Shareholder shall deliver to the Series Pre-A Preferred Shareholders, a written notice (the “Fourth Transfer Notice”) thereof within ten (10) business days after the earlier of (A) the expiration of the Series A Overallotment Notice, or (B) the time when the Selling Shareholder has received the Participating Series A Overallotment Notice, specifying the number of Offered Shares not purchased by the Series A+ Preferred Shareholders and the Series A Preferred Shareholders, if any (the “Series Pre-A Remaining Offered Shares”). Within ten (10) business days after the receipt of the Fourth Transfer Notice (the “Series Pre-A First Refusal Period”), the Series Pre-A Preferred Shareholders shall have the right to purchase all or any part of the Series Pre-A Remaining Offered Shares on the terms and conditions set forth in the First Transfer Notice. In order to exercise its right hereunder, each of the Series Pre-A Preferred Shareholder must deliver written notice to Selling Shareholder (the “Series Pre-A First Refusal Notice”) within the Series Pre-A First Refusal Period. The Series Pre-A First Refusal Notice shall set forth the number of Series Pre-A Remaining Offered Shares that such Series Pre-A Preferred Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment of such Series Pre-A Preferred Shareholder.

(ii) In the event any Series Pre-A Preferred Shareholder elects not to purchase its First Refusal Allotment of the Series Pre-A Remaining Offered Shares available under Section 4.3(d)(i) within the Series Pre-A First Refusal Period, then the Selling Shareholder shall promptly give written notice (the “Series Pre-A Overallotment Notice”) to each participating Series Pre-A Preferred Shareholder that has elected to purchase all of its First Refusal Allotment of the Series Pre-A Remaining Offered Shares (each a “Fully Participating Series Pre-A Preferred Shareholder”), which notice shall set forth the number of Series Pre-A Remaining Offered Shares not purchased by the other Series Pre-A Preferred Shareholder (“Series Pre-A Overallotment Shares”), and shall offer the Fully Participating Series Pre-A Preferred Shareholders the right to acquire the Series Pre-A Overallotment Shares. Each Fully Participating Series Pre-A Preferred Shareholder shall have ten (10) days after delivery of the Series Pre-A Overallotment Notice (the “Series Pre-A Overallotment Period”) to deliver a written notice to the Selling Shareholder (the “Participating Series Pre-A Overallotment Notice”) of its election to purchase its First Refusal Allotment of the Series Pre-A Overallotment Shares on the same terms and conditions as set forth in the Fourth Transfer Notice, which such Participating Series Pre-A Overallotment Notice shall also indicate the maximum number of the Series Pre-A Overallotment Shares that such Fully Participating Series Pre-A Preferred Shareholder will purchase in the event that any other Fully Participating Series Pre-A Preferred Shareholder elects not to purchase its First Refusal Allotment of the Series Pre-A Overallotment Shares.

(e) Option of the Series Angel Preferred Shareholders.

(i) If the Series Pre-A Preferred Shareholders do not timely elect to purchase all of the Series Pre-A Overallotment Shares pursuant to Section 4.3(d), then the Selling Shareholder shall deliver to the Series Angel Preferred Shareholders, a written notice (the “Fifth Transfer Notice”) thereof within ten (10) business days after the earlier of (A) the expiration of the Series Pre-A Overallotment Notice, or (B) the time when the Selling Shareholder has received the Participating Series Pre-A Overallotment Notice, specifying the number of Offered Shares not purchased by the Series Pre-A Preferred Shareholders, if any (the “Series Angel Remaining Offered Shares”). Within ten (10) business days after the receipt of the Fifth Transfer Notice (the “Series Angel First Refusal Period”), the Series Angel Preferred Shareholders shall have the right to purchase all or any part of the Series Angel Remaining Offered Shares on the terms and conditions set forth in the First Transfer Notice. In order to exercise its right hereunder, each Series Angel Preferred Shareholders must deliver written notice to Selling Shareholder (the “Series Angel First Refusal Notice”) within the Series Angel First Refusal Period. The Series Angel First Refusal Notice shall set forth the number of Series Angel Remaining Offered Shares that such Series Angel Preferred Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment of such Series Angel Preferred Shareholder.

(f) First Refusal Allotment. Each ROFR Rights Holder shall have the right to purchase that number of the Offered Shares, Series C Overallotment Shares, Series B Remaining Offered Shares, Series B Overallotment Shares, Series A Remaining Offered Shares, Series A Overallotment Shares, the Series Pre-A Remaining Offered Shares, Series Pre-A Overallotment Shares, Series Angel Remaining Offered Shares or remaining Offered Shares, as the case may be (the “First Refusal Allotment”), equivalent to the product obtained by multiplying the aggregate number of the Offered Shares, Series C Overallotment Shares, Series B Remaining Offered Shares, Series B Overallotment Shares, Series A Remaining Offered Shares, Series A Overallotment Shares, the Series Pre-A Remaining Offered Shares, Series Pre-A Overallotment Shares, Series Angel Remaining Offered Shares or remaining Offered Shares, as the case may be, by a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) held by such ROFR Rights Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (on an as-converted basis) owned by all Series C Preferred Shareholders, Series B Preferred Shareholders, Series A+ Preferred Shareholders, Series A Preferred Shareholders, Series Pre-A Preferred Shareholders or Series Angel Preferred Shareholders, as the case may be, at the time of the transaction who have the right of first refusal to purchase the applicable shares and have elected to participate in such right of first refusal purchase. A ROFR Rights Holder shall not have a right to purchase any of Series C Overallotment Shares, Series B Overallotment Shares, Series A Overallotment Shares or Series Pre-A Overallotment Shares, as the case maybe, unless it exercises its right of first refusal within the Series C First Refusal Period, the Series B First Refusal Period, Series A First Refusal Period or Series Pre-A First Refusal Period, as the case may be, to purchase up to all of its First Refusal Allotment of the Offered Shares, Series B Remaining Offered Shares, Series A Remaining Offered Shares or Series Pre-A Remaining Offered Shares, as the case may be. To the extent that any ROFR Rights Holder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the exercising ROFR Rights Holders shall, at the exercising ROFR Rights Holders’ sole discretion, within five (5) days after the end of the Series C First Refusal Period, Series B First Refusal Period, Series A First Refusal Period, Series Pre-A First Refusal Period or Series Angel First Refusal Period, as the case may be, make such adjustment to the First Refusal Allotment of each exercising ROFR Rights Holder so that any remaining Offered Shares may be allocated to those ROFR Rights Holders exercising their rights of first refusal on a pro rata basis.

(g) Purchase Price and Payment. The purchase price for the Offered Shares to be purchased by the ROFR Rights Holders exercising their right of first refusal will be the price set forth in the First Transfer Notice, but will be payable as set forth below. If the purchase price in the First Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be as previously determined by the Board in good faith, which determination will be binding upon the Company, the Selling Shareholder and the Preferred Shareholders, absent fraud or error. The transaction shall be closed within forty-five (45) days following the date of the First Transfer Notice, the Second Transfer Notice, the Third Transfer Notice, the Fourth Transfer Notice, or the Fifth Transfer Notice, as the case may be, and the payment of the purchase price shall be made by wire transfer or check as directed by the Selling Shareholder.

(h) Expiration Notice. Within ten (10) days after the expiration of the Series C Overallotment Period, or, if applicable, Series B Overallotment Period, Series A Overallotment Period, Series Pre-A Overallotment Period or Series Angel First Refusal Period, the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder and the ROFR Rights Holders specifying either (i) that all of the Offered Shares were subscribed by the ROFR Rights Holders exercising their rights of first refusal, or (ii) that the ROFR Rights Holders have not subscribed for any or all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of the co-sale right of the holders of the Preferred Shares described in the Section 4.4 below.

(i) Rights of a Selling Shareholder. If any ROFR Rights Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by the ROFR Rights Holder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such ROFR Rights Holder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such ROFR Rights Holder together with an executed instrument of transfer.

4.4. Preferred Shareholder’s Co-Sale Right. In the event that the ROFR Rights Holders have not exercised their right of first refusal with respect to any or all of the Offered Shares, then the remaining Offered Shares not subscribed for under the right of first refusal pursuant to Section 4.3 above shall be subject to co-sale rights under this Section 4.4 and each Preferred Shareholder who has not exercised any of its right of first refusal with respect to the Offered Shares (the “Co-Sale Rights Holders”) shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Preferred Shareholder (the “Co-Sale Notice”) within thirty (30) days after receipt of First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the First Transfer Notice. The Co-Sale Notice shall set forth the number of Ordinary Shares or Preferred Shares (on both an absolute and as-converted to Ordinary Shares basis) that such Co-Sale Rights Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Co-Sale Rights Holder. To the extent one or more of the Co-Sale Rights Holder exercise such right of participation in accordance with the terms and conditions set forth below, the number of Ordinary Shares or Preferred Shares that such Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Co-Sale Rights Holder shall be subject to the following terms and conditions:

(a) Co-Sale Pro Rata Portion. Each Co-Sale Rights Holder may sell all or any part of that number of Ordinary Shares (on an as-converted basis) held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by such Co-Sale Rights Holder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Co-Sale Rights Holders who elect to exercise their co-sale rights and the Selling Shareholder (the “Co-Sale Pro Rata Portion”).

(b) Transferred Shares. Each Co-Sale Rights Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser an executed instrument of transfer and one or more certificates which represent:

(i) the number of Ordinary Shares (on an as-converted basis) which such Co-Sale Rights Holder elects to sell;

(ii) that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Rights Holder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Rights Holder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Section 4.4(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii) a combination of the above.

(c) Payment to Preferred Shareholders. The share certificate or certificates that the Co-Sale Rights Holder delivers to the Selling Shareholder pursuant to Section 4.4(b) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the First Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Rights Holder that portion of the sale proceeds to which such Co-Sale Rights Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Co-Sale Rights Holder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any ROFR Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Co-Sale Rights Holder.

(d) Right to Transfer. To the extent the Co-Sale Rights Holders do not elect to purchase, or to participate in the sale of, any or all of the Offered Shares subject to the First Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the ROFR Rights Holders of the First Transfer Notice, conclude a transfer of the remaining Offered Shares covered by the First Transfer Notice and not elected to be purchased by the ROFR Rights Holders, which in each case shall be on substantially the same terms and conditions as those described in the First Transfer Notice. The Selling Shareholders shall cause any prospective purchaser of such shares to comply with this Agreement and Fifth Restated Articles, as maybe amended from time to time, to the fullest extent. Any proposed transfer on terms and conditions which are materially different from those described in the First Transfer Notice, as well as any subsequent proposed transfer of any ROFR Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the ROFR Rights Holder and the co-sale right of the Co-Sale Rights Holders and shall require compliance by the Selling Shareholder with the procedures described in Sections 4.2, 4.3 and 4.4 of this Agreement.

4.5. Permitted Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights as set forth in Sections 4.2, 4.3 and 4.4 above shall not apply to any sale or transfer of ROFR Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination (either voluntary or involuntary) of employment or consulting relationship (each such transferee pursuant to the foregoing sentence, a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Series C Preferred Shareholders, Series B Preferred Shareholders, Series A+ Preferred Shareholders and Series A Preferred Shareholders to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor; provided, further, that such Selling Shareholder shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

4.6. Prohibited Transfers. Except for transfers by a holder of ROFR Shares to its Permitted Transferees as provided in Section 4.5 above, none of ROFR Shareholders or their Permitted Transferees shall, without the prior written consent of at least two-thirds (2/3) of the Board (but shall always include the approval of both of the Series A Directors and Wu Capital Director), sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions, directly or indirectly any Company securities held by him, her or it to any Person on or prior to a Qualified IPO. Any attempt by a party to sell or transfer ROFR Shares in violation of this Section 4 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the requisite written consent.

4.7. Notwithstanding anything to the contrary, Sections 4.2, 4.3, 4.4 and 4.6 shall not apply to any proposed transfer of Preferred Shares or Ordinary Shares issued or issuable upon conversion of the Preferred Shares by any Preferred Shareholder, without prejudice to the rights of the Preferred Shareholders to purchase any Offered Shares to be transferred by any other shareholders pursuant to Sections 4.2, 4.3 and 4.4.

4.8. The Shareholders specifically agree that the restrictions with regard to the transfer of the ROFR Shareholders’ shares in the Company as described under this Section 4 shall apply equally to transfer of the shares of an entity under his/her/its control (each, a “Holding Company”), as if each of the provisions under this Section 4 has been repeated under this Section 4.8 with regard to transfer of the shares of the Holding Companies except that the reference to the shares in the Company has been revised to refer to the shares in the Holding Companies, as applicable, so that the result of such restrictions on the indirect transfer of the shares in the Company by transferring the shares in the Holding Companies is the same as if the Holding Companies directly transfer the relevant shares in the Company.

4.9. Restriction on Indirect Transfers. Notwithstanding anything to the contrary contained herein, without the prior written approval of the Investors:

(a) None of the ROFR Shareholders shall, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held, directly or indirectly, by him/her/it in the Holding Companies to any Person; and (ii) none of the Holding Companies shall, and each ROFR Shareholder shall cause the Holding Companies not to, issue to any Person any equity securities of the Holding Companies or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the Holding Companies.

(b) None of the ROFR Shareholders and the Holding Companies shall, or shall cause or permit any other Person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by him/her/it or the Holding Companies respectively in the Company to any Person. Any transfer in violation of this Section 4.9 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such equity interest.

(c) None of the Group Companies shall, and each ROFR Shareholder shall cause any Group Company not to, issue to any Person any equity securities of such Group Company, or any options (except for any option issued under any employee and advisor stock option plan approved by the Board, which shall always include the affirmative votes of both of the Series A Directors and Wu Capital Director) or warrants for, or any other securities exchangeable for or convertible into, such equity securities of such Group Company.

(d) None of the ROFR Shareholders, the Company, the HK Co. shall, or shall cause or permit any other Person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by them or the respectively in any PRC Company to any Person. Any transfer in violation of this Section 4.9 shall be void and the PRC Companies hereby agree they will not effect such a transfer nor will they treat any alleged transferee as the holder of such equity interest.

4.10. Guarantees by the ROFR Shareholders. The ROFR Shareholders hereby jointly and severally guarantee and warrant the performance and obligations of the Holding Companies under this Agreement.

4.11. Legend.

(a) Each certificate representing the ROFR Shares (other than Ordinary Shares issued upon conversion of the Preferred Shares) shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b) Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.11(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

4.12. Term. The provisions under this Section 4 shall terminate upon the earlier to occur of (i) the closing of a Qualified IPO, or (ii) a Liquidation Event (as defined in the Fifth Restated Articles).

5. ASSIGNMENT AND AMENDMENT.

5.1. Assignment and Amendment. Notwithstanding anything herein to the contrary:

(a) Information Rights; Registration Rights. The Information and Inspection Rights under Section 1.1 may be assigned by any Preferred Shareholder; and the registration rights of the Holders under Section 2 may be assigned to any Holder or to any Person acquiring Registrable Securities, provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

(b) Right of Participation; Right of First Refusal; Co-Sale Right. The rights of the Preferred Shareholder under Sections 3 and 4 are fully assignable in connection with a transfer of shares of the Company by such Preferred Shareholder; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Preferred Shareholder stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

5.2. Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the holders of Series C Preferred Shares, by Persons or entities holding at least fifty percent (50%) of the Series C Preferred Shares then outstanding and their permitted assigns ; provided, however, that any holder of Series C Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Series C Preferred Shares or their assigns; (iii) as to the holders of Series B Preferred Shares, by Persons or entities holding at least two-third (2/3) of the Series B Preferred Shares then outstanding and their permitted assigns; provided, however, that any holder of Series B Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Series B Preferred Shares or their assigns; (iv) as to the holders of Series A+ Preferred Shares and Series A Preferred Shares, by Persons or entities holding at least two-thirds (2/3) of the Series A+ Preferred Shares and Series A Preferred Shares (calculated on a cumulative basis) then outstanding and their permitted assigns; provided, however, that any holder of Series A+ Preferred Shares and/or Series A Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Series A+ Preferred Shares and/or Series A Preferred Shares or their assigns; (v) as to the holders of Series Pre-A Preferred Shares, by Persons or entities holding at least fifty percent (50%) of the Series Pre-A Preferred Shares then outstanding and their permitted assigns; provided, however, that any holder of Series Pre-A Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Series Pre-A Preferred Shares or their assigns; (vi) as to the holders of Series Angel Preferred Shares, by Persons or entities holding a majority of the Series Angel Preferred Shares then outstanding and their permitted assigns; provided, however, that any holder of Series Angel Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Series Angel Preferred Shares or their assigns; (vii) as to the holders of Series Seed Preferred Shares, by Persons or entities holding a majority of the Series Seed Preferred Shares then outstanding and their permitted assigns; provided, however, that any holder of Series Seed Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Series Seed Preferred Shares or their assigns; and (viii) as to the holders of Ordinary Shares, by Persons or entities holding a majority of the Ordinary Shares then outstanding and their assigns; provided, however, that any holder of Ordinary Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Ordinary Shares or their assigns. Notwithstanding the foregoing, (a) Sections 1.2(a)(i) and 7 may not be amended and the observance of Sections 1.2(a)(i) and 7 may not be waived without the prior written consent of CBC, (b) Sections 1.2(a)(ii) and 7 may not be amended and the observance of Sections 1.2(a)(ii) and 7 may not be waived without the prior written consent of Shunwei, (c) Sections 1.2(a)(iii) and 7 may not be amended and the observance of Section 1.2(a)(i) and 7 may not be waived without the prior written consent of Wu Capital, (d) Sections 5.2 and 7 may not be amended and the observance of Section 7 may not be waived without the prior written consents of Wu Capital and Pearson Education Asia Limited, (e) no amendment or waiver shall be effective or enforceable in respect of a holder of any particular series of Preferred Shares of the Company if such amendment or waiver affects such holder materially and adversely differently from the other holder(s) of such particular series of Preferred Shares of the Company, unless such holder consents in writing to such amendment or waiver in advance, and (f) any provision that specifically gives a right to a named Investor shall not be amended or waived without the prior written consent of such named Investor. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon the Company, Series C Preferred Shareholders, Series B Preferred Shareholders, Series A+ Preferred Shareholders, Series A Preferred Shareholders, Series Pre-A Preferred Shareholders, Series Angel Preferred Shareholders, Series Seed Preferred Shareholders, the holders of Ordinary Shares and their respective assigns.

6. CONFIDENTIALITY AND NON-DISCLOSURE.

6.1. Disclosure of Terms. The terms and conditions of this Agreement and the Series C Share Purchase Agreement, and all exhibits attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

6.2. Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

6.3. Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such Persons or entities have the need to know such information and are subject to appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

6.4. Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Series C Share Purchase Agreement, any of the exhibits attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 6, such party (the “Disclosing Party”) shall provide the other parties (each a “Non-Disclosing Party”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy, provided, however, that any Investor will only be required to provide such prompt written notice and use reasonable efforts to seek a protective order if such request is specifically directed at and solely related to this Agreement or the other Transaction Documents (as defined in the Fifth Restated Articles) or the financing terms (and not a general request or general order that is broader in scope). In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

6.5. Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

6.6. Notices. All notices required under this Section 6 shall be made pursuant to Section 11.1 of this Agreement.

7. PROTECTIVE PROVISIONS.

7.1. Matters Requiring Consent of Preferred Shareholders In addition to such other limitations as may be provided in the Fifth Restated Articles, for so long as any Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares or Series A Preferred Shares are outstanding, the following acts of the Group Companies, whether in a single transaction or series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, shall require the prior written approval of the Approving Shareholders (as defined below):

(a) any repeal, amendment, modification or change of the memorandum or the articles or other similar constitutional documents of any Group Company;

(b) any increase or decrease in the share capital of, or transfer of profits from, any Group Company;

(c) any increase or decrease in the authorized shares of any Group Company;

(d) any consolidation, joint operation, merger or amalgamation of any Group Company with any other entity;

(e) the establishment of any branch, subsidiary or joint venture by any Group Company;

(f) any material alteration or change in the business of any Group Company, entry into a new line of business, or exiting any Group Company’s existing line of business, in each case in a manner that is not contemplated in the duly approved Business Plan (as defined below);

(g) any liquidation, dissolution or winding up of any Group Company;

(h) any merger or consolidation of any Group Company in which its shareholders would not retain a majority of the voting power in the surviving entity, or any sale of all or substantially all of the assets of any Group Company or any exclusive license of all or substantially all of the intellectual property right of any Group Company to any third party;

(i) any increase or decrease in the number of members of the Board for any Group Company, or any change to the composition of the members of the Board for any Group Company;

(j) any amendment, modification or change of any rights, preferences, privileges or powers of, or any restrictions provided for the benefit of, the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares or/and the Series A Preferred Shares or any amendment, modification or change of any rights, powers or benefit attached to the Ordinary Shares or other classes or series of shares having the effect of or may result in any rights, preferences, privileges or powers of the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares or/and the Series A Preferred Shares being prejudiced;

(k) any action that authorizes, creates or issues shares of any class or series, or other securities of whatever description, in the Company having rights, priority or preferences superior to or on a parity with the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares or/and the Series A Preferred Shares, whether in terms of voting rights, dividends or amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company or otherwise;

(l) any action that reclassifies or converts any issued or outstanding shares of the Company into shares having rights, priority or preferences superior to or on a parity with the Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares or/and the Series A Preferred Shares, whether in terms of voting rights, dividends or amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company or otherwise;

(m) any adoption or termination of, or any amendment or change to, the employee share option plan of the Company or any other equity incentive, share purchase or share participation schemes for the benefit of any employees, officers, directors, contractors, advisors or consultants of any Group Company, any issuance of awards under any of the foregoing, and any increase in the number of securities reserved for any such issuances;

(n) any redemption or repurchase of shares, or retirement of any voting securities of any Group Company (other than pursuant to the terms and conditions on which such shares are redeemed or repurchased in accordance with the repurchase or redemption provisions in the articles of association of the Group Companies or in the Transaction Documents);

(o) the declaration or payment of a dividend on any share or other securities of any Group Company;

(p) any purchase or lease by any Group Company of any assets, individually or in the aggregate, valued in excess of US$100,000 or equivalent during any fiscal year;

(q) the incurrence of any security interest, lien or other encumbrance on any assets of any Group Company;

(r) any sale, transfer or disposal of any material asset or business of any Group Company not in the ordinary course of business;

(s) any sale, transfer, license, pledge or other disposal of, or the incurrence of any encumbrance on, any technology or other intellectual property rights owned by any Group Company;

(t) any borrowing or other incurrence of indebtedness (including the assumption of contingent liability under any guarantee, surety or indemnity but excluding any trade debts owed or trade credits granted) by any Group Companies (in one transaction or a series of related transactions) which is in excess of US$100,000 or equivalent;

(u) the extension of any loan or advance to, or guarantee of any indebtedness of, any third party by any Group Company;

(v) any transaction or any series transactions between (i) any of the Group Companies and (ii) any shareholder or the director, officer, employee or insider of the Group Companies;

(w) approval or amendment of any business plan (including the annual business plan) and annual budget of any Group Company (the “Business Plan”);

(x) any approval for, or amendment to, any investment proposal from any investor;

(y) the appointment and removal of the auditor of any Group Company, or material change to any accounting policies of any Group Company;

(z) the appointment and removal of, and the determination of the compensation for, the executive officers of any Group Company;

(aa) making decisions relating to the conduct (including settlement) of any litigation claim or legal or arbitration proceedings involving a potential liability claim in excess of US$100,000 or equivalent to which any Group Company is a party; or

(bb) any action by any Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the above actions;

provided that, the following acts of the Group Companies, whether in a single transaction or series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, shall require the prior written approval of Pearson Education Asia Limited for so long as it has not transferred any Series C Preferred Shares purchased by it under the Series C Share Purchase Agreement:

(cc) any repeal, amendment, modification or change of the memorandum or the articles or other similar constitutional documents of any Group Company in any way adversely affecting the rights Pearson Education Asia Limited;

(dd) any increase in the share capital of, or in the authorized shares of, any Group Company unless in connection with an equity financing transaction which values the Company at no less than USD250 million;

(ee) any decrease in the share capital or authorized shares of, or transfer of profits from, any Group Company;

(ff) any consolidation, joint operation, merger or amalgamation of any Group Company with any other entity unless such transaction values the Company at no less than USD250 million;

(gg) any liquidation, dissolution or winding up of any Group Company;

(hh) any merger or consolidation of any Group Company in which its shareholders would not retain a majority of the voting power in the surviving entity, or any sale of all or substantially all of the assets of any Group Company or any exclusive license of all or substantially all of the intellectual property right of any Group Company to any third party, unless such transaction values the Company or the relevant properties at no less than USD250 million;

(ii) any amendment, modification or change of any rights, preferences, privileges or powers of, or any restrictions provided for the benefit of the Series C Preferred Shares or any amendment, modification or change of any rights, powers or benefit attached to the Ordinary Shares or other classes or series of shares having the effect of or may result in any rights, preferences, privileges or powers of the Series C Preferred Shares being prejudiced;

(jj) any action that authorizes, creates or issues shares of any class or series, or other securities of whatever description, in the Company having rights, priority or preferences superior to or on a parity with the Series C Preferred Shares, whether in terms of voting rights, dividends or amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company or otherwise, unless in connection with an equity financing transaction which values the Company at no less than USD250 million;

(kk) any action that reclassifies or converts any issued or outstanding shares of the Company into shares having rights, priority or preferences superior to or on a parity with the Series C Preferred Shares, whether in terms of voting rights, dividends or amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company or otherwise, unless in connection with an equity financing transaction which values the Company at no less than USD250 million;

(ll) any redemption or repurchase of shares, or retirement of any voting securities of any Group Company (other than pursuant to the terms and conditions on which such shares are redeemed or repurchased in accordance with the repurchase or redemption provisions in the articles of association of the Group Companies or in the Transaction Documents);

(mm) the declaration or payment of a dividend on any share or other securities of any Group Company, unless such declaration or payment is made pursuant to Article 107 of the Fifth Restated Articles;

provided, further, that, where a special resolution or an ordinary resolution, as the case may be, is required by applicable law to approve any of the matters listed above, and such matter has not received consent of the Approving Shareholders, then the holders of Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares or Series A Preferred Shares who vote against the special resolution or the ordinary resolution, as the case may be, shall together carry the number of votes equal to the votes of all Shareholders who voted for the resolution plus one.

8. REDEMPTION

8.1. Series C Redemption by the Company. Notwithstanding anything to the contrary herein, subject to applicable laws of the Cayman Islands, if (i) any Group Company, the BVI Company or the Founder breaches any of its representation and warranties, covenants or obligations under the Transaction Documents, or engages in any fraudulent activities, (ii) any of the Amended Restructuring Documents (as defined in the Series C Share Purchase Agreement) is amended or terminated without the prior written consent of the Investors, (iii) any material license, permit or government approval of any Group Company is suspended, rejected to be issued or renewed or revoked, and the business of any Group Company is adversely affected as a result thereof, (iv) the Company is not able to control any of its affiliates due to any change of PRC laws and regulations, (v) at any time after the fifth (5th) anniversary of the Closing (as defined in the Series C Share Purchase Agreement), (vi) the Domestic Co. is not able to extend the term of any of the following agreements: (A) a copyright license agreement entered into by and between the Domestic Co. and Beijing Jing Shi Xun Fei Education Technology Co., Ltd. dated 25 April 2017; (B) a cooperation agreement entered into by and between the Domestic Co. and the People’s Education Digital Press Co., Ltd dated 1 September 2017; or (C) Flip new standard SDK third party platform (APP) access agreement entered into by and among the Domestic Co., Shanghai Qin Jing Network Technology Co., Ltd. and Foreign Language Teaching and Research Press Co., Ltd. dated 15 July 2017, or (vii) any Preferred Shareholder requests the Company to redeem all or part of its shares, then at any time after the occurrence of such event or the fifth (5th) anniversary of the Closing, as applicable (the “Series C Redemption Start Date”), subject to the applicable laws of the Cayman Islands, and if so requested by any holder of the Series C Preferred Shares, the Company shall redeem all or part of the issued and outstanding Series C Preferred Shares held by such holder; and if so requested by other holders of the Series C Preferred Shares, the Company shall concurrently redeem all or part of the issued and outstanding Series C Preferred Shares held by such holders out of funds legally available therefor. The price at which each Series C Preferred Share is redeemed shall be the higher of (i) one hundred percent (100%) of the Series C Preferred Share Issue Price (as defined in the Fifth Restated Articles), plus any accrued or declared but unpaid dividend in accordance with the Fifth Restated Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series C Original Issue Date (as defined in the Fifth Restated Articles) based on the Series C Preferred Share Issue Price, or (ii) the fair market value of the Series C Preferred Shares as determined in good faith by an independent appraiser selected jointly by the Investors and the Company (the “Series C Redemption Price”). If the Company does not have sufficient cash or funds legally available to redeem all of the Series C Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Section 8.7 below), the remainder shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in the Fifth Restated Articles or other shareholders agreement entered into among the Company and the holder of Series C Preferred Shares, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

In any event that the Company fails to perform any of its obligation under the Section 8.1 above upon the occurrence of any event as listed in Subsections 8.1(i), (ii), (iii) and (vi), the Founder and the Company shall be jointly and severally liable for the obligation of the Company to pay the Series C Redemption Price to the redeeming holders of the Series C Preferred Shares. The redeeming holders of the Series C Preferred Shares are entitled to, at its sole discretion, claim the Series C Redemption Price from either of the Company or the Founder, or both. The Founder may claim the amount of Series C Redemption Price he actually paid from the Company after he first pays such amount to the redeeming holders of the Series C Preferred Shares.

8.2. Series B Redemption by the Company. At any time after the Series C Redemption Start Date and following the payment of the Series C Redemption Price in full to any and all holders of Redeeming Series C Preferred Shares in accordance with Section 8.1, subject to applicable laws of the Cayman Islands and Section 8.6, if (i) any Group Company, the BVI Company or the Founder breaches any of its representation and warranties, covenants or obligations under the Series B Transaction Documents (as defined in the Fifth Restated Articles), or engages in any fraudulent activities, (ii) any of the Amended Restructuring Documents is amended or terminated without the prior written consent of the Series B Preferred Shareholders, (iii) any material license, permit or government approval of any Group Company is suspended, rejected to be issued or renewed or revoked, and the business of any Group Company is adversely affected as a result thereof, (iv) the Company is not able to control any of its affiliates due to any change of PRC laws and regulations, (v) at any time after the fifth (5th) anniversary of the Closing, or (vi) the Domestic Co. is not able to extend the term of any of the following agreements: (A) a copyright license agreement entered into by and between the Domestic Co. and Beijing Jing Shi Xun Fei Education Technology Co., Ltd. dated 25 April 2017; (B) a cooperation agreement entered into by and between the Domestic Co. and the People’s Education Digital Press Co., Ltd dated 1 September 2017; or (C) Flip new standard SDK third party platform (APP) access agreement entered into by and among the Domestic Co., Shanghai Qin Jing Network Technology Co., Ltd. and Foreign Language Teaching and Research Press Co., Ltd. dated 15 July 2017, then at any time after the occurrence of such event or the fifth (5th) anniversary of the Closing, as applicable (the “Series B Redemption Start Date”), subject to the applicable laws of the Cayman Islands, and if so requested by any holder of the Series B Preferred Shares, the Company shall redeem all or part of the issued and outstanding Series B Preferred Shares held by such holder; and if so requested by other holders of the Series B Preferred Shares, the Company shall concurrently redeem all or part of the issued and outstanding Series B Preferred Shares held by such holders out of funds legally available therefor. The price at which each Series B Preferred Share is redeemed shall be the higher of (i) one hundred percent (100%) of the Series B Preferred Share Issue Price (as defined in the Fifth Restated Articles), plus any accrued or declared but unpaid dividend in accordance with the Fifth Restated Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series B Original Issue Date (as defined in the Fifth Restated Articles) based on the Series B Preferred Share Issue Price, or (ii) the fair market value of the Series B Preferred Shares as determined in good faith by an independent appraiser selected jointly by the Series B Preferred Shareholders and the Company (the “Series B Redemption Price”). If the Company does not have sufficient cash or funds legally available to redeem all of the Series B Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Section 8.7 below), the remainder shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in the Fifth Restated Articles or other shareholders agreement entered into among the Company and the holder of Series B Preferred Shares, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

In any event that the Company fails to perform any of its obligation under the Section 8.2 above upon the occurrence of any event as listed in Sections 8.2 (i), (ii) and (vi), the Founder and the Company shall be jointly and severally liable for the obligation of the Company to pay the Series B Redemption Price to the redeeming holders of the Series B Preferred Shares. The redeeming holders of the Series B Preferred Shares are entitled to, at its sole discretion, claim the Series B Redemption Price from either of the Company or the Founder, or both. The Founder may claim the amount of Series B Redemption Price he actually paid from the Company after he first pays such amount to the redeeming holders of the Series B Preferred Shares.

8.3. Series A+ Redemption by the Company. At any time after the Series B Redemption Start Date and following the payment of the Series B Redemption Price in full to any and all holders of Redeeming Series B Preferred Shares in accordance with Section 8.2, subject to applicable laws of the Cayman Islands and Section 8.6, if (i) any Group Company, the BVI Company or the Founder breaches any of its representation and warranties, covenants or obligations under the Series A+ Transaction Documents (as defined in the Fifth Restated Articles), or engages in any fraudulent activities, (ii) any of the Amended Restructuring Documents is amended or terminated without the prior written consent of the Series A+ Preferred Shareholders, (iii) any material license, permit or government approval of any Group Company is suspended, rejected to be issued or renewed or revoked, and the business of any Group Company is adversely affected as a result thereof, (iv) the Company is not able to control any of its affiliates due to any change of PRC laws and regulations, or (v) at any time after the fifth (5th) anniversary of the Closing, then at any time after the occurrence of such event or the fifth (5th) anniversary of the Closing, as applicable (the “Series A+ Redemption Start Date”), subject to the applicable laws of the Cayman Islands, and if so requested by any holder of the Series A+ Preferred Shares, the Company shall redeem all or part of the issued and outstanding Series A+ Preferred Shares held by such holder; and if so requested by other holders of the Series A+ Preferred Shares, the Company shall concurrently redeem all or part of the issued and outstanding Series A+ Preferred Shares held by such holders out of funds legally available therefor. The price at which each Series A+ Preferred Share is redeemed shall be the higher of (i) one hundred percent (100%) of the Series A+ Preferred Share Issue Price (as defined in the Fifth Restated Articles), plus any accrued or declared but unpaid dividend in accordance with these Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series A+ Original Issue Date (as defined in the Fifth Restated Articles) based on the Series A+ Preferred Share Issue Price (as defined in the Fifth Restated Articles), or (ii) the fair market value of the Series A+ Preferred Shares as determined in good faith by an independent appraiser selected jointly by the Series A+ Preferred Shareholders and the Company (the “Series A+ Redemption Price”). If the Company does not have sufficient cash or funds legally available to redeem all of the Series A+ Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Section 8.7 below), the remainder shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in the Fifth Restated Articles or other shareholders agreement entered into among the Company and the holder of Series A+ Preferred Shares, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

In any event that the Company fails to perform any of its obligation under the Section 8.3 above upon the occurrence of any event as listed in Sections 8.3 (i) and (ii), the Founder and the Company shall be jointly and severally liable for the obligation of the Company to pay the Series A+ Redemption Price to the redeeming holders of the Series A+ Preferred Shares. The redeeming holders of the Series A+ Preferred Shares are entitled to, at its sole discretion, claim the Series A+ Redemption Price from either of the Company or the Founder, or both. The Founder may claim the amount of Series A+ Redemption Price he actually paid from the Company after he first pays such amount to the redeeming holders of the Series A+ Preferred Shares.

8.4. Series A Redemption by the Company. At any time after the Series A+ Redemption Start Date and following the payment of the Series A+ Redemption Price in full to any and all holders of Redeeming Series A+ Preferred Shares in accordance with Section 8.3 (the “Series A Redemption Start Date”), subject to the applicable laws of the Cayman Islands and Section 8.6, and if so requested by any holder of the Series A Preferred Shares, the Company shall redeem all or part of the issued and outstanding Series A Preferred Shares held by such holder; and if so requested by other holders of the Series A Preferred Shares, the Company shall concurrently redeem all or part of the issued and outstanding Series A Preferred Shares held by such holders out of funds legally available therefor. The price at which each Series A Preferred Share is redeemed shall be the higher of (i) one hundred percent (100%) of the Series A Preferred Share Issue Price (as defined in the Fifth Restated Articles), plus any accrued or declared but unpaid dividend in accordance with these Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series A Original Issue Date based on the Series A Preferred Share Issue Price, or (ii) the fair market value of the Series A Preferred Shares as determined in good faith by an independent appraiser selected jointly by the Series A Preferred Shareholders and the Company (the “Series A Redemption Price”). If the Company does not have sufficient cash or funds legally available to redeem all of the Series A Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Section 8.7 below), the remainder shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in the Fifth Restated Articles or other shareholders agreement entered into among the Company and the holder of Series A Preferred Shares, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

In any event that the Company fails to perform any of its obligation under the Section 8.4 above upon the occurrence of any event as listed in Sections 8.4(i) and (ii), the Founder and the Company shall be jointly and severally liable for the obligation of the Company to pay the Series A Redemption Price to the redeeming holders of the Series A Preferred Shares. The redeeming holders of the Series A Preferred Shares are entitled to, at its sole discretion, claim the Series A Redemption Price from either of the Company or the Founder, or both. The Founder may claim the amount of Series A Redemption Price he actually paid from the Company after he first pays such amount to the redeeming holders of the Series A Preferred Shares.

8.5. Series Pre-A Redemption by the Company. At any time after the Series A Redemption Start Date and following the payment of the Series A Redemption Price in full to any and all holders of Redeeming Series A Preferred Shares in accordance with Section 8.4 (the “Series Pre-A Redemption Start Date”, together with the Series C Redemption Start Date, the Series B Redemption Start Date, the Series A+ Redemption Start Date and the Series A Redemption Start Date, collectively the “Redemption Start Date”), subject to the applicable laws of the Cayman Islands and Section 8.6, and if so requested by any holder of the Series Pre-A Preferred Shares, the Company shall redeem all or part of the issued and outstanding Series Pre-A Preferred Shares held by such holder; and if so requested by other holders of the Series Pre-A Preferred Shares, the Company shall concurrently redeem all or part of the issued and outstanding Series Pre-A Preferred Shares held by such holders out of funds legally available therefor. The price at which each Series Pre-A Preferred Share is redeemed shall be the higher of (i) one hundred percent (100%) of the Series Pre-A Preferred Share Issue Price (as defined in the Fifth Restated Articles), plus any accrued or declared but unpaid dividend in accordance with these Articles, plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Series A Original Issue Date (as defined in the Fifth Restated Articles) based on the Series Pre-A Preferred Share Issue Price (as defined in the Fifth Restated Articles), or (ii) the fair market value of the Series Pre-A Preferred Shares as determined in good faith by an independent appraiser selected jointly by the Series Pre-A Preferred Shareholders and the Company (the “Series Pre-A Redemption Price” , together with the Series C Redemption Price, Series B Redemption Price, Series A+ Redemption Price and the Series A Redemption Price, the “Redemption Price”). If the Company does not have sufficient cash or funds legally available to redeem all of the Series Pre-A Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Section 8.7 below), the remainder shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in the Fifth Restated Articles or other shareholders agreement entered into among the Company and the holder of Series Pre-A Preferred Shares, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

8.6. Sequence of Redemption No Series B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares nor Series Pre-A Preferred Shares shall be redeemed pursuant to Section 8.2, 8.3, 8.4 or 8.5 by the Company if any holder of the then outstanding Series C Preferred Shares requires the Company to redeem all or part of the outstanding Series C Preferred Shares held by such holder in accordance with Section 8.1 and until all or part of Series C Preferred Shares held by such Series C Preferred Shareholder have been fully redeemed. No Series A+ Preferred Shares, Series A Preferred Shares nor Series Pre-A Preferred Shares shall be redeemed pursuant to Section 8.3, 8.4 or 8.5 by the Company if any holder of the then outstanding Series B Preferred Shares requires the Company to redeem all or part of the outstanding Series B Preferred Shares held by such holder in accordance with Section 8.2 and until all or part of Series B Preferred Shares held by such Series B Preferred Shareholder have been fully redeemed. No Series A Preferred Shares nor Series Pre-A Preferred Shares shall be redeemed pursuant to Section 8.4 or 8.5 by the Company if any holder of the then outstanding Series A+ Preferred Shares requires the Company to redeem all or part of the outstanding Series A+ Preferred Shares held by such holder in accordance with Section 8.3 and until all or part of Series A+ Preferred Shares held by such Series A+ Preferred Shareholder have been fully redeemed. No Series Pre-A Preferred Shares shall be redeemed pursuant to Section 8.5 by the Company if any holder of the then outstanding Series A Preferred Shares requires the Company to redeem all or part of the outstanding Series A Preferred Shares held by such holder in accordance with Section 8.4 and until all or part of Series A Preferred Shares held by such Series A Preferred Shareholder have been fully redeemed.

8.7. Notice. A notice of redemption by such holder of Preferred Shares (each an “Redeeming Holder” and, collectively, the “Redeeming Holders”) to be redeemed shall be given by hand or by mail to the Company at any time on or after the date falling thirty (30) days before the Redemption Start Date stating the date on or after the Redemption Start Date on which the applicable Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the Redemption Start Date or the date thirty (30) days after such notice of redemption is given, whichever is later. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of applicable Preferred Shares stating the existence of such request, the applicable Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the Company’s assets or funds which are legally available are insufficient to pay in full the aggregate Series C Redemption Price for all Series C Preferred Shares or Series B Redemption Price for all Series B Preferred Shares or Series A+ Redemption Price for all Series A+ Preferred Shares or Series A Redemption Price for all Series A Preferred Shares or Series Pre-A Redemption Price for all Series Pre-A Preferred Shares requested to be redeemed, (i) those assets or funds of the Company which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the Redeeming Holders would otherwise be respectively entitled thereon, and (ii) the Company shall execute and deliver to each Redeeming Holder a promissory note with a principal amount equal to the aggregate Series C Redemption Price or Series B Redemption Price or Series A+ Redemption Price or Series A Redemption Price or Series Pre-A Redemption Price, as applicable, due but not paid to such Redeeming Holder at an interest rate of fifteen percent (15%) per annum compounded annually, which principal and accrued interest shall be due and payable on the date that is twelve (12) months following the Redemption Date. Subject to Section 8.6, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares and Series A Preferred Shares requested to be redeemed pursuant to this Section 8.7 and shall have paid all the Series C Redemption Price for such Series C Preferred Shares and all the Series B Redemption Price for such Series B Preferred Shares and all the Series A+ Redemption Price for such Series A+ Preferred Shares and all the Series A Redemption Price for such Series A Preferred Shares requested to be redeemed payable pursuant to this Section 8.7.

(a) Surrender of Certificates. Before any holder of applicable Preferred Shares shall be entitled for redemption under the provisions of this Section 8.7(a), such holder shall surrender his or her certificate or certificates representing such Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and the applicable Redemption Price shall be payable on the Redemption Date to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled on the Redemption Date. In the event less than all the shares represented by any such certificate are redeemed (notwithstanding the issuance of a promissory note pursuant to Section 8.7), a new certificate shall be promptly issued representing the unredeemed shares, provided that upon full payment of the principal and accrued interest under the promissory note pursuant to Section 8.7, any such new certificate representing the unredeemed shares shall be surrendered to the Company and cancelled. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the applicable Redemption Price thereof (including all accrued and unpaid dividend up to the relevant Redemption Date), without interest, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company. If the Company fails to redeem any Preferred Shares for which redemption is requested, then during the period from the Redemption Date through the date on which such Preferred Shares are actually redeemed and the applicable Redemption Price is actually made, in full, such Preferred Shares shall continue to be issued and outstanding and be entitled to all rights and preferences of Preferred Shares. After payment in full of the aggregate applicable Redemption Price for all issued and outstanding Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Preferred Shares shall be cancelled.

(b) Restriction on Distribution. If the Company fails (for whatever reason) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(c) To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Section 8.7(c).

9. DRAG ALONG

9.1. So long as the Company has not consummated a Qualified IPO within sixty (60) months after the Closing, if (i) the Approving Shareholders vote in favor of or otherwise consent in writing to sell or transfer all or substantially all of the shares, assets or business of the Company in any transaction or a series of transactions that would qualify as a Liquidation Event (a “Change of Control”) with the amount of gross proceeds derived therefrom of at least USD125,000,000 and (ii) if such transaction values the Company or the relevant assets or business of the Company at a valuation below USD300,000,000, it has been approved by Pearson Education Asia Limited (for so long as it has not transferred any Series C Preferred Shares purchased by it under the Series C Share Purchase Agreement), then the Company shall promptly notify each of the remaining shareholders of the Company (the “Remaining Shareholders” and each a “Remaining Shareholder”, including without limitation, each of the holders of Ordinary Shares and Preferred Shares who are not Approving Shareholders) in writing of such vote, consent or agreement and the material terms and conditions of such Change of Control, whereupon each Remaining Shareholder shall, in accordance with instructions received from the Company (the “Drag Along Instructions”), vote all of its voting securities of the Company in favor of, otherwise consent in writing to, or otherwise sell or transfer all of their shares in such Change of Control (including without limitation tendering original share certificates for transfer, signing and delivering share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Shareholder has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Approving Shareholders (and if applicable, Pearson Education Asia Limited), provided, however, that such terms and conditions, including with respect to price paid or received per share, may differ between the Ordinary Shares and the Preferred Shares (including without any limitation, in order to reflect any liquidation preference of the Preferred Shares and participation rights of the Preferred Shares). The “Approving Shareholders” shall mean the all of (i) holders of at least two-thirds (2/3) of the then issued and outstanding Series A+ Preferred Shares and the outstanding Series A Preferred Shares voting together as a separate class on an as-converted basis; (ii) holders of at least two-thirds (2/3) of the then issued and outstanding Series B Preferred Shares voting as a separate class on an as-converted basis; and (iii) holders of at least fifty percent (50%) of the then issued and outstanding Series C Preferred Shares voting as a separate class on an as-converted basis.

9.2. In furtherance of the foregoing, the Company is hereby expressly authorized by each Remaining Shareholder to take any or all of the following actions on such Remaining Shareholder’s behalf (without receipt of any further consent by such Remaining Shareholder), provided such Remaining Shareholder fails to take necessary actions as required under the Drag Along Instructions, to: (i) vote all of the voting securities of such Remaining Shareholder in favor of any such Change of Control; (ii) otherwise consent on such Remaining Shareholder’s behalf to such Change of Control; (iii) sell all of such Remaining Shareholder’s shares in such Change of Control, in accordance with the terms and conditions of this Section; and (iv) act as the Remaining Shareholder’s attorney in fact in relation to any such Change of Control and have the full authority to sign and deliver, on behalf of such Remaining Shareholder, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Shareholder has lost or misplaced the relevant share certificate.

10. COVENANTS; UNDERTAKINGS

10.1. Controlled Foreign Corporation. The Company will provide written notice to the Investors as soon as practicable if at any time the Company becomes aware that it or any Group Company has become a “controlled foreign corporation” (the “CFC”) within the meaning of Section 957 of the United States Internal Revenue Code of 1986 (the “Code”). Upon written request of any Investor who is a United States shareholder within the meaning of Section 951(b) of the Code, the Company will (i) use best efforts to provide in writing such information as is in its possession and reasonably available concerning its shareholders to assist such Investor in determining whether the Company is a CFC and (ii) provide such Investor with reasonable access to such other Company information as is in the Company’s possession and reasonably available as may be required by such Investor (A) to determine the Company’s status as a CFC, (B) to determine whether such Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in Section 952 of the Code) on its United States federal income tax return, or (C) to allow such Investor to otherwise comply with applicable United States federal income tax laws; provided that the Company may require such Investor to enter into a confidentiality agreement in customary form. If the Company is, in the reasonable opinion of the Company’s tax advisors or the reasonable opinion of a holder of Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares or/and Series A Preferred Shares, a CFC, the Company shall to the extent permitted by law, pay to such holder of Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares or/and Series A Preferred Shares (whether by way of distribution or otherwise) an amount equal to 50% of the undistributed earnings of the Company that are included in the gross income of such holder of Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares or/and Series A Preferred Shares pursuant to Section 951 of the Code. Payment hereunder shall be made to such holder of Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares or/and Series A Preferred Shares not later than sixty (60) days following the end of taxable years for such holder of Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares or/and Series A Preferred Shares.

10.2. Passive Foreign Investment Company. The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (the “PFIC”) for the current and any future taxable year. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Company shall promptly notify each Investor of such status or risk, as the case may be, in each case no later than forty-five (45) days following the end of the Company’s taxable year. In connection with a “Qualified Electing Fund” election (a “QEF Election”) made by an Investor pursuant to Section 1295 of the Code or a “Protective Statement” filed by an Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide such Investor with annual financial information in the form to the satisfaction of such Investor as soon as reasonably practicable following the end of each taxable year of such Investor (but in no event later than forty-five (45) days following the end of each such taxable year), and shall, upon the request in writing by any Investor, provide such Investor with access to such other information, as is in the Company’s possession and reasonably available, as may be required for purposes of filing U.S. federal income tax returns in connection with such QEF Election or Protective Statement. In the event that it is determined by the Company’s or such Investor’s tax advisors that the control documents in place between one or more of the Company’s wholly owned subsidiaries and/or the Company, on the one hand, and any of the Group Companies organized in the PRC that is not a wholly foreign owned enterprise, on the other hand, does not allow the Company to look through the Group Companies to their assets and income for purposes of the PFIC rules and regulations under the Code, the Company shall use its best efforts to take such actions as are reasonably necessary or advisable, including the amendment of such control documents, to qualify for such look-through treatment of the Group Companies under the PFIC rules and regulations under the Code. The Company is currently and at all times will be classified as a corporation (and not as a partnership) for U.S. federal income tax purposes and will not take any action (including the making of any election) inconsistent with such classification as a corporation.

10.3. Subsidiary Covenants. The Company shall at any time institute and shall keep in place arrangements satisfactory to the Board, which shall always include the approval of both of the Series A Directors and Wu Capital Director such that the Company (i) will control the operations of any Group Company and (ii) will be permitted to properly consolidate the financial results for such entity in consolidated financial statements for the Company prepared under the US GAAP or IFRS. The Company shall, and shall cause each Group Company and use its best efforts to cause such Group Company’s respective directors, officers, employees, agents and other Persons acting on its behalf or purporting to act on its behalf to, comply with the US Foreign Corrupt Practices Act, as amended, in all material respects and the Company and each Group Company shall use their reasonable best efforts to ensure that it and their respective Affiliates and representatives shall not, directly or indirectly, (a) offer or give anything of value to any Public Official (as defined below) with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Group Company in obtaining or retaining business, (b) take any other action, in each case, in violation of the Foreign Corrupt Practices Act of the United States of America, as amended (as if it were a US Person), or any other applicable similar anti-corruption, recordkeeping and internal controls laws, or (c) establish or maintain any fund or assets in which any Group Company has rights that have not been recorded in its books and records of Group Company. “Public Official” means any executive, official, or employee of a governmental authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

10.4. Additional Subsidiary Covenants. The Company shall take all necessary actions to maintain the PRC Companies and other subsidiaries, whether now in existence or formed in the future (the “Subsidiaries”, and each a “Subsidiary”,), as is necessary to conduct the Company’s business as conducted or as proposed to be conducted. The Company shall use its best efforts to cause each Subsidiary to comply in all material respects with all applicable laws, rules, and regulations. All material aspects of such formation, maintenance and compliance of each Subsidiary shall be subject to the review, approval and oversight by the Board, which shall always include the approval of both of the Series A Directors and Wu Capital Director. The Company shall cause each Subsidiary to have a board of directors (each, a “Subsidiary Board”) as its governing and managing body and each member thereof shall serve at the pleasure of the Company and shall be reasonably acceptable to the Board, provided, however, the Subsidiary Board shall be constituted or re-constituted in a way so that each Subsidiary shall have the same number of directors as the Company, and the Investors shall be entitled to appoint directors to serve on each Subsidiary Board in the same proportion as set out in Article 66 of the Fifth Restated Articles (and in any event not fewer than the number of Series A Directors and Wu Capital Director).

10.5. Organization and Structuring of PRC Companies. The Company, each Group Company and the holders of Ordinary Shares covenant and agree to take such actions, to enter into, amend and/or terminate such agreements, to obtain such governmental approvals and make such governmental filings, and to undertake such additional initiatives, and to cause the Company’s shareholders and each Group Company and their respective shareholders to take such actions, to enter into, amend and/or terminate such agreements, to obtain such governmental approvals and make such governmental filings, and to undertake such additional initiatives, to reform the organizational structure of any Group Company, as may be reasonably requested by the Board: (a) to secure, to the extent commercially beneficial to the Company and permissible under PRC and Hong Kong law, the Company’s full ownership of and/or control over each Group Company, (b) to secure the Company’s ability to benefit and profit from the financial activities of each Group Company without restriction under PRC and Hong Kong law, (c) to allow the Company to consolidate the financial results of all the Group Companies with its own financial results under the US GAAP or IFRS, (d) to obtain any and all governmental licenses, permits, authorizations, consents and approvals that may, in the reasonable judgment of the Investors, be required by any Group Company to carry on its business in compliance with the applicable laws as presently conducted or as proposed to be conducted, (e) to cause a representative of each Investor to become a shareholder of Domestic Co. holding a percentage of ownership in the registered capital of Domestic Co. equals to the percentage of then outstanding share capital of the Company (on an as-converted basis) that is owned by such Investor, at any time as requested by any Investor, and (f) to complete such other structural, control and organizational matters and related documentation, and to obtain such other governmental approvals, related to the Group Companies and their operations as reasonably requested by the Board, which shall always include the approval of both of the Series A Directors and Wu Capital Director.

10.6. Update Registered Capital of the Domestic Co. At any time after the Closing (as defined in the Series C Share Purchase Agreement), at the written request of any of the Investors, the Domestic Co. shall, and the Company and its shareholders shall cause the Domestic Co. to, complete all required formalities with its applicable administration for industry and commerce (or other competent regulatory authority) to update its registered capital (via capital increase) to reflect such Investor’s shareholding in the Company, and register such Investor (or any person designated by such Investor) as a shareholder of the Domestic Co. Each of the Founder and the Company shall procure that the update of registered capital of the Domestic Co. as contemplated in the foregoing sentence will be completed within the thirty (30) days after the Investor issuing the written request, and shall deliver evidence to the satisfaction of the Investor that such update have been completed.

10.7. Full Time Commitment. The Founder undertakes and covenants to the Investors that, commencing from the date of this Agreement until the fifth (5th) anniversary of the Closing, he shall commit all of his efforts to furthering the business of the Group Companies and shall not, without the prior written consent of the Investors, either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity whether (A) through the ownership of any equity interest in such entity, or (B) by occupying half or more of the board seats of the entity; or (C) by contract or otherwise; or (ii) devote time to carry out the business operation of any other entity.

10.8. Non-Compete. The Founder undertakes and covenants to the Investors that commencing from the date of this Agreement until the consummation of a Qualified IPO or the full redemption of all Preferred Shares held by the Investors pursuant to the Fifth Restated Articles, he will not, without the prior written consent of the Investors, either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person: (i) carry out, be engaged, concerned or interested in, directly or indirectly, whether as shareholder, director, employee, partner, agent, consultant or adviser in any business in direct competition with, or otherwise related to, the business relating to the business conducted or to be conducted by the Group Companies or any of their subsidiaries (the “Competitors”); (ii) solicit or entice away or attempt to solicit or entice away from any Group Company, any Person, firm, company or organization who is a customer, client, employee, officer, representative, agent or correspondent of such Group Company or in the habit of dealing with such Group Company, (iii) provide consulting service to the Competitors in any form, or (iv) at any time disclose to any Person, or use for any purpose, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies. In the event that any entity directly or indirectly established or managed by any Founder engages or will engage in any business which is the same or similar to or otherwise competes with the business of the Group Companies or any of their subsidiaries during the said period, such Founder shall cause such entity to disclose any relevant information to the Investors upon request and transfer such lawful business to any Group Company or any of its subsidiaries designated by the Company immediately.

10.9. No Avoidance; Voting Trust. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, and the Company will at all times in good faith assist and take action as appropriate in the carrying out of all of the provisions of this Agreement. Each holder of shares agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any shares or deposit any shares in a voting trust or other similar arrangement.

10.10. Option Pool. The Company shall establish an option pool of 93,342,669 Ordinary Shares (subject to appropriate adjustment for share splits, share dividends, combinations and the like) reserved for issuances to directors, officers, employees and consultants of the Company pursuant to an equity incentive plan, as amended from time to time, to be approved by the Board of Directors, which shall always include the affirmative votes of both of the Series A Directors and Wu Capital Director . All Ordinary Shares issued after the Closing to employees and other service providers will be subject to vesting as follows (unless different vesting is approved by the Board, which shall always include the affirmative votes of both of the Series A Directors and Wu Capital Director): twenty-five percent (25%) to vest at the end of the first year following such issuance, with the remaining seventy-five percent (75%) to vest annually in thirty-six (36) equal monthly installments over the next three years. If any optionee is permitted to exercise unvested options pursuant to such share incentive plan or the agreement entered into between the Company and such optionee thereunder, the repurchase option shall provide that upon termination of the employment or service of such optionee, with or without cause, the Company or its assignee (to the extent permissible under applicable securities law qualification) retains the option to repurchase at the lesser of cost or fair market value any unvested shares held by such optionee.

11. GENERAL PROVISIONS.

11.1. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit A; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit A with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.1 by giving the other party written notice of the new address in the manner set forth above.

11.2. Entire Agreement. This Agreement and the Series C Share Purchase Agreement, the Third Amended and Restated Restricted Share Agreement, any Ancillary Agreements, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. Capitalized terms which are not defined hereinto shall have the same meaning as such in the Series C Share Purchase Agreement.

11.3. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong SAR without regard to principles of conflicts of law thereunder.

11.4. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

11.5. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

11.6. Successors and Assigns. Subject to the provisions of Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such provisions. Notwithstanding anything contrary in this Agreement, this Agreement and the rights and obligations herein may be assigned or transferred by any Investor to (A) its partners or former partners in accordance with partnership interests, (B) a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of such Investor, (C) its members or former members in accordance with their interest in the limited liability company, (D) any of its Affiliates, or (E) any other Person(s) designated by such Investor concurrently with the transfer of the Preferred Shares held by such Investor; provided that in each case the transferee will agree by executing a Deed of Adherence in the form attached hereto as Exhibit B to be subject to the terms of this Agreement to the same extent as if it were an original Investor hereunder. For purpose of this Agreement, “Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of an entity, shall include any Person who holds shares as a nominee for such entity, and (c) in respect of an entity, shall also include (i) any shareholder of such entity, (ii) any entity or individual which has a direct and indirect interest in such entity (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such entity, its shareholder, the general partner or the fund manager of such entity or its shareholder, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals. “Person” shall mean any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity. “Control” shall mean the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing. For the avoidance of doubt, no Series C Preferred Shareholder, Series B Preferred Shareholder, Series A+ Preferred Shareholder nor Series A Preferred Shareholder shall be deemed to be an Affiliate of the Company.

11.7. Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

11.8. Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Facsimile, e-mail or other electronic signatures shall have the same legal effect as original signatures.

11.9. Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

11.10. Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by affiliated entities or Persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.11. Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Fifth Restated Articles, the terms of this Agreement shall prevail between the Shareholders only. The Shareholders agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Fifth Restated Articles so as to eliminate such inconsistency.

11.12. Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Subsection 11.12(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with Subsection 11.12 (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the ICC Rules of Arbitration in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this Subsection 11.12(b). There shall be one (1) arbitrator jointly nominated by parties, who shall be qualified to practice the laws of the Hong Kong SAR. In the event that the parties cannot jointly agree on an arbitrator, the HKIAC shall appoint an arbitrator. The arbitral proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto.

11.13. Further Actions. Each shareholder of the Company agrees that it shall use its best effort to enhance and increase the value and principal business of the Group Companies.

11.14. Effective Date. This Agreement should only take effect and become binding on and enforceable against the parties hereto subject to and upon the Closing (as defined in the Series C Share Purchase Agreement).

11.15. Waiver. The Company acknowledges that each of the Investors will likely have, from time to time, information that may be of interest to the Company or its Subsidiaries (“Information”) regarding a wide variety of matters including (i) the technologies, plans and services, and plans and strategies relating thereto of such Investor, (ii) current and future investments such Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including technologies, products and services that may be competitive with those of the Company or any of its Subsidiaries, and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including companies that may be competitive with the Company or any of its Subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its Subsidiaries. Such Information may or may not be known by Wu Capital Director. The Company, as a material part of the consideration for this Agreement, agrees that no Wu Capital Director shall have any duty to disclose any Information to the Company or any of its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any such Information, or otherwise to take advantage of any opportunity that may be of interest to the Company or any of its Subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Investors’ ability to pursue opportunities based on such Information or that would require any of the Investors, the Wu Capital Director or their representative(s), to disclose any such Information to the Company or any of its Subsidiaries or offer any opportunity relating thereto to the Company or any of its Subsidiaries.

11.16. Most Favoured Nation Treatments.

(a) Most Favoured Nation Treatment for Series C Preferred Shareholders. Should the Company had completed or complete a financing (excluding any future financing with a pre-money value greater than USD250 million) with investors (including any Preferred Shareholders) on terms or conditions more favourable than the terms and condition contemplated herein (“Investor Favourable Terms”), the Series C Preferred Shareholders shall be entitled to obtain such Investor Favourable Terms. For the avoidance of doubt, if any Preferred Shareholders enjoys any other privileges and rights in the Company not provided in the Transaction Documents or the Series C Share Purchase Agreement, the Series C Preferred Shareholders shall also be, automatically and without any consent or approval from any person, entitled to such privileges and rights.

(b) Most Favoured Nation Treatment for Series B Preferred Shareholders. Should the Company had completed or complete a financing (excluding any financing with a pre-money value greater than USD250 million) with investors (including any Preferred Shareholders) on terms or conditions more favourable than the terms and condition contemplated herein, the Series B Preferred Shareholders shall be entitled to obtain such Investor Favourable Terms. For the avoidance of doubt and except as otherwise stated herein, if any Preferred Shareholders enjoys any other privileges and rights in the Company not provided in the Series B Transaction Documents or the Series B Share Purchase Agreement (as defined in the Fifth Restated Articles), the Series B Preferred Shareholders shall also be, automatically and without any consent or approval from any person, entitled to such privileges and rights. Notwithstanding anything contained herein, the most favoured nation treatment for Series B Preferred Shareholders under this Section shall not apply to the following rights of Series C Preferred Shareholders: (i) the right to exercise the right of first refusal under Section 4.3 (a); (ii) the right to request the Company to redeem the shares it holds under Section 8.1 prior to the holders of Series B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares or Series Pre-A Preferred Shares; (iii) the right to receive dividends in preference and priority to any declaration or payment of any dividends on the Series B Preferred Shares, Series A+ Preferred Shares, the Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares issued by the Company under Article 107 of the Fifth Restated Articles; or (iv) in the event of any liquidation, dissolution or winding up of the Company, the right to receive the liquidation preference amount prior to any distribution to the holders of Series B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Ordinary Shares or any other class or series of shares then issued and outstanding under Article 131 of the Fifth Restated Articles.

11.17. Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional Series C Preferred Shares after the date hereof pursuant to the Series C Share Purchase Agreement, as such agreement may be amended from time to time, any purchaser of such Series C Preferred Shares may become a party to this Agreement by executing and delivering to the Company an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder.

11.18. Aggregation of Shares. All shares held or acquired by a Shareholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Amendment as of the date and year first above written.

THE COMPANY:

Jinxin Technology Holding Company

By:	/s/ Jin Xu
Name:	Jin Xu
Title:	Director/Authorized Signatory

THE HK CO.:

Namibox Limited

By:	/s/ Jin Xu
Name:	Jin Xu
Title:	Director/Authorized Signatory

THE WFOE:

上海米盒信息技术有限公司

By:	/s/ Jin Xu
Name:	Jin Xu
Title:	Legal Representative/Authorized Signatory

DOMESTIC CO.:

上海进馨网络科技有限公司

By:	/s/ Jin Xu
Name:	Jin Xu
Title:	Legal Representative/Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Amendment as of the date and year first above written.

THE BVI Company:

NAMIBOX TECHNOLOGY LIMITED

By:	/s/ Jin Xu
Name:	Jin Xu
Title:	Director/Authorized Signatory

THE FOUNDER:

By:	/s/ Jin Xu
Name:	Jin Xu

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Amendment as of the date and year first above written.

SERIES SEED PREFERRED SHAREHOLDERS:

ROCKBRIDGE ANGEL INVESTMENTS LIMITED

By:	/s/ Anran You
Name:	Anran You
Title:	Director/Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Amendment as of the date and year first above written.

SERIES ANGEL PREFERRED SHAREHOLDERS AND SERIES PRE-A PREFERRED SHAREHOLDERS:

QM ANGEL I LIMITED

By:	/s/ Mingguo Huang
Name:	Mingguo Huang
Title:	Director/Authorized Signatory

ZHONG MI CAPITAL LTD.

By:	/s/ Haitong Zhu
Name:	Haitong Zhu
Title:	Director/Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Amendment as of the date and year first above written.

SERIES PRE-A PREFERRED SHAREHOLDERS, SERIES A PREFERRED SHAREHOLDERS, SERIES A+ PREFERRED SHAREHOLDERS AND SERIES B PREFERRED SHAREHOLDERS:

CHINA BROADBAND CAPITAL PARTNERS III, L.P.

By:	/s/ Wei Liu
Name:	Wei Liu
Title:	Director/Authorized Signatory

GIFTED VENTURES II LIMITED

By:	/s/ Tuck Lye Koh
Name:	Tuck Lye Koh
Title:	Director/Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Amendment as of the date and year first above written.

ORIGINAL SHAREHOLDER:

By:	/s/ Jun Jiang
Name:	Jun Jiang
Title:	Director/Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Amendment as of the date and year first above written.

ORIGINAL SHAREHOLDER, SERIES SEED PREFERRED SHAREHOLDER, SERIES ANGEL PREFERRED SHAREHOLDER, SERIES B PREFERRED SHAREHOLDER AND SERIES C PREFERRED SHAREHOLDER:

WU CAPITAL LIMITED

By:	/s/ Yajun Wu
Name:	Yajun Wu
Title:	Director/Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Amendment as of the date and year first above written.

SERIES C PREFERRED SHAREHOLDER: PEARSON EDUCATION ASIA LIMITED

By:	/s/ Lam Kwok Cheung, Joe
Name:	Lam Kwok Cheung, Joe
Title:	Director/Authorized Signatory

SCHEDULE A-1

List of Founder

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SCHEDULE A-2

List of Ordinary Shareholders

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SCHEDULE A-3

List of Series Seed Preferred Shareholders

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SCHEDULE A-4

List of Series Angel Preferred Shareholders

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SCHEDULE A-5

List of Series Pre-A Preferred Shareholders

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SCHEDULE A-6

List of Series A Preferred Shareholders

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SCHEDULE A-7

List of Series A+ Preferred Shareholders

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SCHEDULE A-8

List of Series B Preferred Shareholders

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SCHEDULE A-9

List of Series C Preferred Shareholders

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EXHIBIT A

Notices

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EXHIBIT B

Form of Deed of Adherence

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